Exhibit 99.1

Texas Roadhouse, Inc. Announces Fourth Quarter 2015 Results

Increases Quarterly Dividend 12% to $0.19 per Share

LOUISVILLE, KY. (February 22, 2016) — Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 and 52 week periods ended December 29, 2015.

	Fourth Quarter			Year to Date
($000’s)	2015	2014	% Change	2015	2014	% Change

Total revenue	$454,351	$404,425	12	$1,807,368	$1,582,148	14
Income from operations	33,713	27,043	25	144,565	130,449	11
Net income	22,982	18,595	24	96,894	87,022	11
Diluted EPS	$0.32	$0.26	23	$1.37	$1.23	11

Results for the fourth quarter included the following highlights:

•                  Comparable restaurant sales growth of 4.5% at company restaurants and 4.0% at franchise restaurants;

•                  Restaurant margin, as a percentage of restaurant sales, increased 112 basis points to 17.6%, primarily driven by lower other operating costs and lower food costs;

•                  Diluted earnings per share increased 22.7% to $0.32 from $0.26 in the prior year;

•                  Seven company-owned Texas Roadhouse restaurants were opened; and,

•                  The Company repurchased 189,700 shares of its common stock for $6.7 million.

Results for the full year included the following highlights:

•                  Comparable restaurant sales growth of 7.2% at company restaurants and 6.5% at franchise restaurants;

•                  Restaurant margin, as a percentage of restaurant sales, decreased 30 basis points to 17.3%.  Food cost inflation of approximately 4.9%, driven by beef, more than offset the impact of higher average unit volume;

•                  Diluted earnings per share increased 11.1% to $1.37 from $1.23 in the prior year;

•                  29 company-owned restaurants were opened, including four Bubba’s 33 restaurants; and,

•                  The Company repurchased 321,789 shares of its common stock for $11.4 million.

Kent Taylor, Chief Executive Officer of Texas Roadhouse, Inc., commented, “We ended the year on a strong note, with double digit revenue and diluted earnings per share growth for both the fourth quarter and the full year.  This represents our 24th consecutive quarter of positive comparable restaurant sales growth, which is a testament to our Managing Partners.  In addition, our solid balance sheet and healthy cash flow allowed us to open 29 restaurants, while returning $58 million of excess capital to shareholders through quarterly dividend payments and share repurchases throughout the year.”

Taylor continued, “We have assembled a substantial pipeline of new locations and are on track to open approximately 30 company restaurants this year.  Our top-line momentum has continued into 2016 and we are pleased to have seen continued traffic growth during the first seven weeks of the year.  Looking ahead, we will stay focused on solidifying our long-term brand position and capitalizing on our growth potential.”

2016 Outlook

The Company reported that comparable restaurant sales growth of at company restaurants for the first seven weeks of its first quarter of fiscal 2016 was approximately 4.4% compared to the prior year period.

Management updated the following expectations for 2016:

•                  Approximately 30 company restaurant openings, including approximately seven Bubba’s 33 restaurants;

•                  1.0% to 2.0% food cost deflation;

•                  An income tax rate of approximately 30.0%; and,

•                  Total capital expenditures of $165.0 million to $175.0 million.

Management reiterated the expectation of positive comparable restaurant sales growth for 2016.

Cash Dividend Payment

On February 19, 2016, the Company’s Board of Directors authorized the payment of a quarterly cash dividend of $0.19 per share of common stock.  This payment, which will be distributed on April 1, 2016 to shareholders of record at the close of business on March 16, 2016, represents a 12% increase from the cash dividend of $0.17 per share of common stock declared during each quarter of 2015 and represents our fifth consecutive year of dividend payments.

Conference Call

The Company is hosting a conference call today, February 22, 2016 at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (877) 874-1571 or (719) 325-4839 for international calls.  A replay of the call will be available for one week following the conference call.  To access the replay, please dial (877) 870-5176 or (858) 384-5517 for international calls, and use 1297446 as the pass code.  There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates over 485 restaurants system-wide in 49 states and four foreign countries.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening; the sales at these and our other company and franchise restaurants; changes in restaurant development or operating costs, such as food and labor; our ability to acquire franchise restaurants; our ability to integrate the franchise restaurants we acquire or other concepts we develop; our ability to continue to generate the necessary cash flows to fund our new restaurant growth, continue our share repurchase program and pay a quarterly cash dividend; strength of consumer spending; pending or future legal claims; breaches of security; conditions beyond our control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting our customers or food supplies; food safety and food borne illness concerns; acts of war or terrorism and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  We undertake no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations

Tonya Robinson

(502) 515-7269

Media

Travis Doster

(502) 638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended		52 Weeks Ended
	December 29, 2015	December 30, 2014	December 29, 2015	December 30, 2014

Revenue:
Restaurant sales	$450,529	$400,790	$1,791,446	$1,568,556
Franchise royalties and fees	3,822	3,635	15,922	13,592

Total revenue	454,351	404,425	1,807,368	1,582,148

Costs and expenses:
Restaurant operating costs (excluding depreciation and amortization shown separately below):
Cost of sales	159,301	143,592	644,001	553,144
Labor	131,517	116,744	524,203	459,119
Rent	9,741	8,624	37,183	33,174
Other operating	70,773	65,848	275,296	246,339
Pre-opening	4,640	5,775	19,116	18,452
Depreciation and amortization	18,700	15,497	69,694	59,179
Impairment and closure	974	626	974	636
General and administrative	24,992	20,676	92,336	81,656

Total costs and expenses	420,638	377,382	1,662,803	1,451,699

Income from operations	33,713	27,043	144,565	130,449

Interest expense, net	479	520	1,959	2,084
Equity income from investments in unconsolidated affiliates	353	627	1,641	1,602

Income before taxes	33,587	27,150	144,247	129,967
Provision for income taxes	9,567	7,528	42,986	38,990

Net income including noncontrolling interests	$24,020	$19,622	$101,261	$90,977
Less: Net income attributable to noncontrolling interests	1,038	1,027	4,367	3,955
Net income attributable to Texas Roadhouse, Inc. and subsidiaries	$22,982	$18,595	$96,894	$87,022

Net income per common share attributable to Texas Roadhouse, Inc. and subsidiaries:
Basic	$0.33	$0.27	$1.38	$1.25
Diluted	$0.32	$0.26	$1.37	$1.23

Weighted average shares outstanding:
Basic	70,143	69,500	70,032	69,719
Diluted	70,865	70,359	70,747	70,608

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 29, 2015	December 30, 2014

Cash and cash equivalents	$59,334	$86,122
Other current assets	74,479	61,604
Property and equipment, net	751,288	649,637
Goodwill	116,571	116,571
Intangible assets, net	4,827	6,203
Other assets	26,207	23,005

Total assets	$1,032,706	$943,142

Current maturities of long-term debt	144	129
Other current liabilities	256,498	215,842
Long-term debt, excluding current maturities	25,550	50,693
Other liabilities	73,332	61,522
Texas Roadhouse, Inc. and subsidiaries stockholders’ equity	669,662	607,892
Noncontrolling interests	7,520	7,064

Total liabilities and equity	$1,032,706	$943,142

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	52 Weeks Ended
	December 29, 2015	December 30, 2014

Cash flows from operating activities:
Net income including noncontrolling interests	$101,261	$90,977
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	69,694	59,179
Share-based compensation expense	22,825	14,883
Other noncash adjustments	5,697	4,078
Change in working capital	28,464	22,596
Net cash provided by operating activities	227,941	191,713

Cash flows from investing activities:
Capital expenditures - property and equipment	(173,475)	(125,445)
Proceeds from sale of property and equipment, including insurance proceeds	272	1,205
Net cash used in investing activities	(173,203)	(124,240)

Cash flows from financing activities:
Repayments of revolving credit facility	(25,000)	—
Repurchase shares of common stock	(11,397)	(42,744)
Dividends paid	(46,176)	(31,333)
Other financing activities	1,047	(2,148)
Net cash used in financing activities	(81,526)	(76,225)

Net decrease in cash and cash equivalents	(26,788)	(8,752)
Cash and cash equivalents - beginning of period	86,122	94,874
Cash and cash equivalents - end of period	$59,334	$86,122

Texas Roadhouse, Inc. and Subsidiaries

Supplemental Financial and Operating Information

($ amounts in thousands, except weekly sales by group)

(unaudited)

	Fourth Quarter		Change		Year to Date		Change
	2015	2014	vs LY		2015	2014	vs LY

Restaurant openings
Company - Texas Roadhouse	7	7	0		24	22	2
Company - Bubba’s 33	0	2	(2)		4	2	2
Company - Other	0	1	(1)		1	1	0
Franchise - Texas Roadhouse	1	5	(4)		3	6	(3)
Total	8	15	(7)		32	31	1

Restaurant acquisitions/dispositions
Company - Texas Roadhouse	0	1	(1)		0	1	(1)
Company - Bubba’s 33	0	0	0		0	0	0
Company - Other	0	0	0		0	0	0
Franchise - Texas Roadhouse	0	(1)	1		0	(1)	1
Total	0	0	0		0	0	0

Restaurants open at the end of the quarter
Company - Texas Roadhouse	392	368	24
Company - Bubba’s 33	7	3	4
Company - Other	2	1	1
Franchise - Texas Roadhouse	82	79	3
Total	483	451	32

Company-owned restaurants
Restaurant sales	$450,529	$400,790	12.4%		$1,791,446	$1,568,556	14.2%
Store weeks	5,186	4,766	8.8%		20,020	18,565	7.8%
Comparable restaurant sales growth (1)	4.5%	7.0%			7.2%	4.7%
Texas Roadhouse restaurants only:
Comparable restaurant sales growth (1)	4.5%	7.0%			7.2%	4.7%
Average unit volume (2)	$1,130	$1,083	4.3%		$4,664	$4,351	7.2%
Weekly sales by group:
Comparable restaurants (352 units)	$87,038
Average unit volume restaurants (18 units) (3)	$84,218
Restaurants less than 6 months old (22 units)	$94,410

Restaurant operating costs (as a % of restaurant sales)
Cost of sales	35.4%	35.8%	(47	)bps	35.9%	35.3%	68	bps
Labor	29.2%	29.1%	6	bps	29.3%	29.3%	(1	)bps
Rent	2.2%	2.2%	1	bps	2.1%	2.1%	(4	)bps
Other operating	15.7%	16.4%	(72	)bps	15.4%	15.7%	(34	)bps
Total	82.4%	83.5%	(112	)bps	82.7%	82.4%	30	bps

Restaurant margin (4)	17.6%	16.5%	112	bps	17.3%	17.6%	(30	)bps
Restaurant margin ($ in thousands)	$79,196	$65,982	20.0%		$310,762	$276,782	12.3%
Restaurant margin $/Store week	$15,272	$13,844	10.3%		$15,523	$14,909	4.1%

Franchise-owned restaurants
Franchise royalties and fees	$3,822	$3,635	5.1%		$15,922	$13,592	17.1%
Store weeks	1,062	998	6.4%		4,174	3,910	6.8%
Comparable restaurant sales growth (1)	4.0%	5.7%			6.5%	4.9%
Average unit volume (2)	$1,202	$1,175	2.3%		$5,029	$4,639	8.4%

Pre-opening expense	$4,640	$5,775	(19.7)%		$19,116	$18,452	3.6%

Depreciation and amortization	$18,700	$15,497	20.7%		$69,694	$59,179	17.8%
As a % of revenue	4.1%	3.8%	28	bps	3.9%	3.7%	12	bps

General and administrative expenses	$24,992	$20,676	20.9%		$92,336	$81,656	13.1%
As a % of revenue	5.5%	5.1%	39	bps	5.1%	5.2%	(5	)bps

(1)  Comparable restaurant sales growth reflects the change in year-over-year sales for restaurants open a full 18 months before the beginning of the period measured, excluding sales from restaurants closed during the period.

(2)  Average unit volume includes sales from Texas Roadhouse restaurants open for a full six months before the beginning of the period measured, excluding sales from restaurants closed during the period.

(3)  Average unit volume restaurants include Texas Roadhouse restaurants open a full six to 18 months before the beginning of the period measured.

(4)  Restaurant margin represents restaurant sales less cost of sales, labor, rent and other operating costs (as a percentage of restaurant sales).  Restaurant margin is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance.  Restaurant margin is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to income from operations or other similarly titled measures of other companies.

Amounts may not foot due to rounding.